Exhibit 99(e)(8)

Scientific Games International, Inc.
750 Lexington Avenue
25th Floor
New York, New York 10022

November 19, 2002

MDI Entertainment, Inc.
201 Ann Street
Hartford, CT 06103
ATTN: Steve M. Saferin
ATTN: Kenneth Przysiecki

  Re:
  Kenneth Przysiecki Employment Contract

Dear Sirs:

        This letter serves as the formal acknowledgment by Kenneth Przysiecki ("Mr. Przysiecki"), Steven M. Saferin ("Mr. Saferin") and Media Drop-In Productions, Inc. ("MDI") that all amounts currently due, or becoming due at any time in the future, to Mr. Przysiecki under Section 4(b)(ii) of the Employment Agreement dated as of April 30, 1996, as amended April 2, 1998, by and among MDI, Mr. Saferin and Mr. Przysiecki (the "Employment Agreement") are the personal responsibility of Mr. Saferin and such expenses or costs shall not be borne by MDI or Scientific Games International, Inc. ("Scientific Games") or any of their affiliates. Mr. Saferin hereby acknowledges that any funds necessary to satisfy any and all obligations to Mr. Przysiecki under Section 4(b)(ii) of the Employment Agreement will be provided personally by Mr. Saferin and will not be an obligation of or provided by MDI, Scientific Games or any of their affiliates.

        Mr. Saferin, MDI and Mr. Przysiecki further acknowledge that neither MDI, Mr. Saferin nor Mr. Przysiecki are in default, as of the date first above written, under any of the terms or provisions of the Employment Agreement, and the Employment Agreement, as of the date first written above, is in full force and effect and, has not been modified or amended in any respect whatsoever (except as expressly identified above), and constitutes the complete agreement between MDI, Mr. Saferin and Mr. Przysiecki with respect to the employment of Mr. Przysiecki by MDI.

        Please indicate your consent, acknowledgement and agreement to all of the foregoing by signing this letter in the space below, and returning it to the undersigned at the address set forth on the letterhead above. If you have any questions, please call the undersigned at 212-754-2233.

Sincerely,
Scientific Games International, Inc.

/s/ MARTIN E. SCHLOSS Martin E. Schloss, Vice President

Consented, acknowledged and agreed to
this 19th day of November, 2002.

MDI Entertainment, Inc.

By:	/s/ STEVEN M. SAFERIN
Name:	Steven M. Saferin
Title:	President and CEO

Steven M. Saferin /s/ STEVEN M. SAFERIN

Kenneth Przysiecki. /s/ KENNETH PRZYSIECKI